Exhibit 10.2
THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ELECTRIC CITY CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.
CONVERTIBLE TERM NOTE
     FOR VALUE RECEIVED, ELECTRIC CITY CORP., a Delaware corporation (the “Borrower”), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the “Holder”) or its registered assigns or successors in interest, the sum of FIVE MILLION DOLLARS ($5,000,000), together with any accrued and unpaid interest hereon, on November 22, 2009 (the “Maturity Date”) if not sooner paid.
     Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the “Purchase Agreement”).
The following terms shall apply to this Note:
ARTICLE I
INTEREST & AMORTIZATION
     1.1 Interest Rate and Payments. Subject to Sections 4.9 and 5.6 hereof, interest payable on this Note shall accrue at a rate per annum (the “Contract Rate”) equal to the “prime rate” published in The Wall Street Journal from time to time, plus two percent (2.00%). Interest shall be payable monthly in arrears commencing on December 1, 2005 and on the first day of each consecutive calendar month thereafter (each, a “Repayment Date”), and on the Maturity Date, accelerated or otherwise. The prime rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. In no event shall the Contract Rate be less than six percent (6.75%). The Contract Rate shall be calculated on the last business day of each calendar month hereafter (other than for increases or decreases in the Prime Rate which shall be calculated and become effective in accordance with the terms of Section 1.1) until the Maturity Date (each a “Determination Date”) and shall be subject to adjustment as set forth herein. If (i) the Company shall have registered the shares of the Common Stock underlying the conversion of this Note and each Warrant on a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), and (ii) the market price (the “Market Price”) of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty-five percent (25%), the Contract Rate for the succeeding calendar month shall automatically be reduced by 200 basis points (200 b.p.) (2%) for each incremental twenty-five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. Notwithstanding the foregoing (and anything to the contrary contained herein), in no event shall the Contract Rate at any time be less than zero percent (0%).
     1.2 Contingent Interest. Additional interest shall be payable quarterly hereunder on the last day of each April, July, October and January, as follows:
     (a) Performance Interest. So long as any portion of the Note remains outstanding the Company shall pay to the Holder an amount equal to the lesser (but not less than zero) of (i) two-thirds (2/3) of the Project Cash Flow generated by all Projects for the most recently ended calendar quarter, and (ii) the Target Return for such calendar quarter.
     (b) Bonus Interest. So long as any portion of the Note remains outstanding the Company shall pay to the Holder an amount equal to one-third (1/3) of Excess Cash Flow for such calendar quarter.
     (c) Post Repayment and Conversion Performance Interest. For twenty (20) quarters immediately following irrevocable payment in full of the Note, including all accrued and unpaid interest and fees thereon (whether through scheduled amortization and/or conversion, or otherwise), the Company will pay the Holder as additional interest: (i) 50% of the Project Cash Flow generated by all Projects each quarter for four consecutive quarters commencing in the quarter immediately following retirement of the Note (the “First Post Retirement Period”); (ii) 40% of the Project Cash Flow generated by all Projects each quarter for four consecutive quarters commencing in the quarter immediately following the First Post Retirement Period (the “Second Post Retirement Period”); (iii)

30% of the Project Cash Flow generated by all Projects each quarter for four consecutive quarters commencing in the quarter immediately following the Second Post Retirement Period (the “Third Post Retirement Period”); (iv) 20% of the Project Cash Flow generated by all Projects each quarter for four consecutive quarters commencing in the quarter immediately following the Third Post Retirement Period (the “Fourth Post Retirement Period”); (v)10% of the Project Cash Flow generated by all Projects each quarter for four consecutive quarters commencing in the quarter immediately following the Fourth Post Retirement Period. Notwithstanding any provision contained herein, in the Purchase Agreement or any Related Agreement to the contrary, (i) the Company’s obligations under this Section 1.2 shall (a) constitute separate independent obligations of the Company that shall survive until indefeasibly paid to the Holder in full notwithstanding the prior payment in full of the outstanding Principal Amount and interest thereon in accordance with the terms hereof and (b) at all times constitute Obligations under and as defined in the Master Security Agreement which shall be secured until indefeasibly paid in full by the Collateral (as defined in the Master Security Agreement), and (ii) neither this Note nor the Master Security Agreement shall be deemed satisfied or terminated, as applicable, unless and until all obligations of the Company to the Holder under this Section 1.2 shall have been indefeasibly paid in full. Upon the irrevocable payment in full of the Obligations (as defined in the Master Security Agreement), other than Obligations arising in connection with the payment of Post Retirement Performance and Bonus Interest, the Holder acknowledges that it may be desireable for the Holder to restructure its secured interests in the Collateral granted by Company to Holder under the Master Security Agreement. Should the Holder determine, in its sole discretion, that adequate provision for the payment of its Post Retirement Performance and Bonus Interest have been made, it will cooperate with the Company to make commercially reasonable provision to restructure its secured interests to allow the Company to acquire additional financing.
(d)	Definitions. For purposes of this Section 1.2, the following definitions shall apply:

Base Interest — determined for any calendar quarter for a Project, an amount equal to interest at the Contract Rate on the principal amount of Note proceeds which were used to finance such Project.

Excess Cash Flow — determined for any calendar quarter, the greater of (i) the Project Cash Flow for all Projects for such quarter less all Performance Interest for such quarter, and (ii) zero.

Project — an individual ‘VNPP program (including the ComEd VNPP and PacifiCorp VNPP) or customer specific Shared Savings Arrangement financed in whole or in part with proceeds from this Note.

Project Cash Flow — the cash flow generated by a Project, which, for any calendar quarter, shall be equal to the total revenue of such Project for such quarter less the aggregate of the following for such Project for such quarter: (i) Project Operating Costs, (ii) Project Maintenance Costs and (iii) Project Debt Service Costs.

Project Debt — with respect to a specific Project, that portion of the proceeds of this Note used to fund such Project.

Project Debt Service Costs — for any calendar quarter with respect to a specific Project, the Base Interest expense for such quarter, scheduled principal payments for the related Project Debt for such quarter and all fees for the related Project Debt for such quarter.

Project Maintenance Costs — for any Project for any calendar quarter, the sum of all direct costs of maintaining such Project, including the cost of repairing, servicing and/or replacing Project equipment including the cost of preventative maintenance and the cost of removing equipment from a customer’s location if necessary.

Project Operating Costs — for any Project for any calendar quarter, the sum of all direct costs of operating such Project, including the costs of communications, customer billing and collections, computer networking support and other expenses directly attributable to the operation of such Project, excluding the Company’s cost of sales and marketing which includes the cost of enrolling customer hosts for such Project.

Shared Savings Arrangement — a written arrangement between the Company (or a subsidiary of the Company) and a third party under which the third party agrees to pay the Company (or such subsidiary) periodic payments at a rate determined based upon the savings on electric power costs experienced by such third party pursuant to the operation of equipment provided by the Company or such subsidiary.

Target Return — determined for the most recent calendar quarter ended as of any date of determination, an amount equal to [$5,000,000] [average daily outstanding total Project Debt during such quarter] multiplied by 0.05, less (ii) Base Interest and fees for all Projects for such quarter.

VNPP — a ‘virtual negawatt power project’ established by the Company pursuant to a written agreement with a public utility under which the utility agrees to pay the Company periodic payments at a rate determined based upon the demand capability reduction which the Company has installed in the utility’s service area and dedicated to providing such demand reduction capability to the utility.
     1.3 Monthly Principal Payments. Although Borrower shall make payments of accrued and unpaid interest under this Note beginning on December 1, 2005 , amortization of the aggregate principal amount outstanding under this Note (the “Principal Amount”) shall begin on June 1, 2006 (the “Amortization Date”). Subject to Section 2.1 below with respect to cash payments made on any Repayment Date, beginning on the Amortization Date, the Borrower shall make monthly payments to the Holder on each Repayment Date, each in the amount of $43,759.64, together with any accrued and unpaid interest to date on such portion of the Principal Amount plus any and all other amounts which are then owing under this Note but have not been paid (collectively, the “Monthly Amount”).
ARTICLE II
BORROWER PAYMENT OPTIONS
     2.1 Forced Conversions (a) Subject to the terms hereof, the Borrower shall have the sole option to determine whether to satisfy payment of the Monthly Amount on each Repayment Date either in cash or in shares of Common Stock (as defined in the Purchase Agreement), or a combination of both. Each month by the tenth (10th) day of such month, the Borrower shall deliver to the Holder a written irrevocable notice in the form of Exhibit B attached hereto electing to pay the Monthly Amount payable on the next Repayment Date in either cash or Common Stock, or a combination of both (each, a “Repayment Election Notice”). Each Repayment Election Notice shall be delivered to the Holder not later than the tenth (10th) day of the month prior to the applicable Repayment Date (the date by which such notice is required to be given being hereinafter referred to as the “Notice Date”). If, for the Monthly Amount due on any Repayment Date, a Repayment Election Notice is not delivered to the Holder by the applicable Notice Date for such Repayment Date, then the Monthly Amount due on such Repayment Date shall be paid in cash. If the Borrower elects or is required to repay all or a portion of the Principal Amount in cash on a Repayment Date, then on such Repayment Date the Borrower shall pay to the Holder an amount equal to 102% of the Principal Amount then due in satisfaction of such obligation. If the Borrower pays all or a portion of the Monthly Amount in shares of Common Stock, the number of such shares to be issued for such Repayment Date shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Common Stock, by (y) the Fixed Conversion Price. For purposes hereof, the “Fixed Conversion Price” means $1.16.

     In the event that the average closing price of the Common Stock on the Principal Market is greater than 200% of the Fixed Conversion Price for a period of at least ten (10) consecutive trading days following payment in full of any then due and payable Monthly Amount, then the Borrower may, at its sole option, provide the Holder written notice (a “Call Notice”) requiring the conversion at the Fixed Conversion Price of all or a portion of the outstanding principal of this Note (subject to compliance with Section 3.2 if payment is less than all of the principal and interest then due), together with accrued interest on the amount being prepaid, as of the date set forth in such Call Notice (the “Call Date”). The Call Date shall be at least eleven (11) trading days following the date of the Call Notice. Provided that on the Call Date there has been filed with the Securities and Exchange Commission and declared effective a current registration statement covering the shares of Common Stock which are to be issued pursuant to the Call Notice, then on the Call Date the Borrower shall deliver to the Holder the shares of Common Stock issued in satisfaction of the principal and interest being retired. Notwithstanding the foregoing, the Borrower’s right to issue shares of Common Stock in payment of obligations under this Note shall be subject to the limitation that the number of shares of Common Stock issued in connection with any Call Notice shall not exceed 25% of the aggregate dollar trading volume of the Common Stock for the twenty two (22) trading days immediately preceding the Call Date (as such volume is reported by Bloomberg L.P.). If the price of the Common Stock falls below 200% of the Fixed Conversion Price during the twenty two (22) trading day period immediately preceding the Call Date, then the Holder will then be required to convert only such amount of the Note as shall equal twenty five percent (25%) of the aggregate dollar trading volume (as such volume is reported by Bloomberg L.P.) for each day that the Common Stock has exceeded 200% of the then applicable Fixed Conversion Price.
     The Borrower shall not be permitted to give the Holder more than one Call Notice under this Note during any 22-day period.
     Any principal amount of this Note which is prepaid pursuant to this Section 2.4 shall be deemed to constitute payments of outstanding principal applying to Monthly Amounts for the remaining Repayment Dates in chronological order.

     2.2 No Effective Registration. Notwithstanding anything to the contrary herein, the Borrower shall be prohibited from exercising its right to repay any part of any Monthly Amount in shares of Common Stock (and must deliver cash in respect thereof) on any applicable Repayment Date if at any time from the Notice Date for such Repayment Date through the date upon which such payment is made by delivery of certificates for shares of Common Stock (i) there fails to exist an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued, or (ii) an Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder’s option.
     2.3 Conversion limitations. Subject to Sections 2.1 and 2.2 hereof, the Borrower may elect to provide the Holder with a Repayment Election Notice requiring the conversion of the Monthly Amount, at a conversion price equal to eighty five percent (85%) of the average daily volume weighted average closing prices of the Common Stock during the twenty (20) trading days immediately prior to the date of the delivery of such respective Repayment Election Notice, provided, however, that such conversion of the Monthly Amount due on each Repayment Date does not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) trading days immediately preceding delivery of a Repayment Election Notice. Any part of the Monthly Amount due on such Repayment Date that the Holder has not been able to convert into shares of Common Stock as set forth in this Section 2.3 shall be paid in cash, with that portion that represents the Principal Amount paid at the rate of 102% of the Principal Amount otherwise due on such Repayment Date, within three (3) business days of the applicable Repayment Date. In no event shall the Borrower be permitted to convert the Monthly Amount pursuant to this Section 2.3 if the market price of the Borrower’s stock is less than $1.00.
     2.4 Optional Prepayment in Cash. The Borrower will have the option of prepaying this Note in full (“Optional Redemption”) by paying to the Holder a sum of money equal to one hundred ten percent (110%) of the principal amount of this Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or the Purchase Agreement or any Related Document (as defined in the Purchase Agreement) (the “Redemption Amount”) outstanding on the day written notice of redemption (the “Notice of Redemption”) is given to the Holder, which Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert pursuant to Section 3.1 and the Redemption Amount shall be determined as if such election to convert had been completed immediately prior to the date of the Notice of Redemption. The Redemption Payment Date shall be not earlier than the day after the date of the Notice of

Redemption and not later than seven (7) days after the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount by the Redemption Payment Date, then such Redemption Notice will be null and void.
ARTICLE III
CONVERSION RIGHTS
     3.1. Holder’s Conversion Rights. If the closing price of the Common Stock on the Conversion Date (as defined below) is greater than the Fixed Conversion Price, and a Registration Statement covering the shares of Common Stock which are issuable pursuant to conversion hereof has been declared effective by the Securities and Exchange Commission and is effective and current on the Conversion Date, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with interest and fees due hereon, into shares of Common Stock subject to the terms and conditions set forth in this Article III. The Holder may exercise such right by delivery to the Borrower of a written notice of conversion not less than one (1) day prior to the date upon which such conversion shall occur. The date upon which such conversion (or any conversion pursuant to Section 3.3)shall occur is the “Conversion Date”.
     3.2 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between (i) 4.99% of the issued and outstanding shares of Common Stock and (ii) the number of shares of Common Stock beneficially owned by the Holder. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Conversion Share limitation described in this Section 3.2 shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default, upon 75 days prior notice to the Company, or upon receipt by the Holder of a Notice of Redemption. Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Company and acquirable by the Holder shall not exceed an aggregate of 10,154,300 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) (the “Maximum Common Stock Issuance”), unless the issuance of Common Stock hereunder shall first be approved by the Company’s shareholders. If at any point in time and from time to time the number of shares of Common Stock issuable pursuant to the terms of this Note, the Purchase Agreement or any other Related Agreement, together with the number of shares of Common Stock that would then be issuable by the Company to the Holder in the event of a conversion or exercise pursuant to the terms of this Note, the Purchase Agreement or any other Related Agreement, would exceed the Maximum Common Stock Issuance but for this Section 3.2, the Company shall promptly call a shareholders meeting to solicit shareholder approval for the issuance of the shares of Common Stock hereunder . Notwithstanding anything contained herein to the contrary, the provisions of this Section 3.2 are irrevocable and may not be waived by the Holder or the Company.
     3.3 Mandatory Conversion of Monthly Amount. If the closing price of the Common Stock on the business date immediately preceding the date when any Monthly Amount is due is 115% or greater than the Fixed Conversion Price, and a Registration Statement covering the shares of Common Stock which are issuable pursuant to conversion hereof has been declared effective by the Securities and Exchange Commission and is effective and current on the date when such Monthly Amount is due, then, subject to the limitations set forth in Section 3.2, the Holder shall automatically convert the Monthly Amount then due into shares of Common Stock on such due date; provided that (i) such conversion shall not be required if an Event of Default hereunder exists and is continuing; and (ii) such conversion of the Monthly Amount due shall be limited to an amount equal to twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) trading days immediately preceding the date when such Monthly Amount is due. Any part of the Monthly Amount due that is not converted into shares of Common Stock as set forth in this Section 3.3 shall be paid in cash, with that portion that represents the Principal Amount paid at the rate of 102% of such portion of the Principal Amount otherwise due on such date.
     3.4 Mechanics of Holder’s Conversion. In the event that the Holder elects or is required to convert any of all of this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (“Notice of Conversion”) to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A. The Borrower will cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Borrower of the Conversion Date (the “Delivery Date”).

          In the case of the exercise of the conversion rights set forth herein the conversion shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Conversion Date. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary naming a nominee or transferee.
     3.5 Conversion Mechanics.
     (a) Except as otherwise provided in Section 2.3 the number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the Fixed Conversion Price. In the event of any conversions of outstanding principal amount under this Note in part pursuant to this Article III, such conversions shall be deemed to constitute conversions of outstanding principal amount applying to Monthly Amounts for the remaining Repayment Dates in chronological order. By way of example, if the original principal amount of this Note is $5,000,000 and the Holder converted $125,000 of such original principal amount prior to the first Repayment Date, then (1) the principal amount of the Monthly Amount due on the first Repayment Date would equal $0, (2) the principal amount of the Monthly Amount due on the second Repayment Date would equal $0 and (3) the principal amount of the Monthly Amount due on the third Repayment Dates would be $6,578.92.
     (b) The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:
     A. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price or the Conversion Price, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.
     B. Shares Reserved. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.
     3.6 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. The Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.
ARTICLE IV
EVENTS OF DEFAULT
     If an Event of Default (as defined below) occurs and is continuing, the Borrower’s rights under Sections 2.1, 2.3 and 2.4 shall immediately cease and be of no further effect until such time as the Event of Default has been cured, or has been waived by the Holder. Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder due and payable within five (5) days after written notice from Holder to Borrower (each occurrence being a “Default Notice Period”). In the event of such an acceleration, the amount due and owing to the Holder shall be 110% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any). If, with respect to any Event of Default other than a payment default described in Section 4.1 below, within the Default Notice Period the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect.
     The occurrence of any of the following events is an “Event of Default”:
     4.1 Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower to the Holder in accordance with the terms of such other promissory note, and such failure continues for a period of three (3) days after the due date.
     4.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note or the Purchase Agreement in any material respect and such breach, if subject to cure, continues for a period of thirty (30) days after the occurrence thereof.

     4.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Purchase Agreement, or in any Related Document (as defined in the Purchase Agreement) shall be materially false or misleading and shall not be cured for a period of ten (10) days after written notice thereof is received by the Borrower from the Holder.
     4.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.
     4.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.
     4.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.
     4.7 Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for 5 consecutive days or 5 days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Principal Market within 60 days of such notice. The “Principal Market” for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock), or any securities exchange or other securities market on which the Common Stock is then being listed or traded.
     4.8 (a) Failure to Deliver Common Stock or Replacement Note. The Borrower’s failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, and Section 9 of the Securities Purchase Agreement, or if required, a replacement Note, if such failure to timely deliver Common Stock shall not be cured within two (2) days or such failure to deliver a replacement Note is not cured within seven (7) business days.
     4.8 (b) Any Guarantor shall fail to (i) pay per when due any installment of principal, interest or other fees under any other promissory note issued by such Guarantor, or (ii) performance or observe any term or condition of any agreement to which the undersigned is a party if the effect of such default is to cause, or permit the holder of any obligation under such agreement to cause, such obligation to become due prior to its stated maturity.

     4.8 (c) The Company shall fail to satisfy the debt coverage ratio set forth in Section 6.15 of the Purchase Agreement.
DEFAULT RELATED PROVISIONS
     4.9 Payment Grace Period. The Borrower shall have a three (3) business day grace period to pay any monetary amounts due under this Note or the Purchase Agreement or any Related Document, after which grace period a default interest rate of five percent (5%) per annum above the then applicable interest rate hereunder shall apply to the monetary amounts due.
     4.10 Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.
ARTICLE V
MISCELLANEOUS
     5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue , 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.
     5.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.5 hereof, as it may be amended or supplemented.

     5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement.
     5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.
     5.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.
     5.7 Security Interest. The holder of this Note has been granted a security interest in certain assets of the Borrower more fully described in a Security Agreement dated as of November 22, 2005.
     5.8 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.
[Balance of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, each Borrower has caused this Convertible Term Note to be signed in its name effective as of this 22nd day of November, 2005.

ELECTRIC CITY CORP.
By:	/s/ John Mitola
	Name:	John Mitola
	Title:	Chief Executive Officer

WITNESS:
   /s/ Jeffrey Mistarz

EXHIBIT A
NOTICE OF CONVERSION
(To be executed by the Holder in order to convert all or part of the Note into Common Stock
[Name and Address of Holder]
The Undersigned hereby elects to convert $___of the principal due on [specify applicable Repayment Date] under the Convertible Term Note issued by ELECTRIC CITY CORP. dated November ___, 2005 by delivery of Shares of Common Stock of ELECTRIC CITY CORP. on and subject to the conditions set forth in Article II of such Note.

1.	Date of Conversion

2.	Shares To Be Delivered:
Date:

By:
Name:
Title:

EXHIBIT B
REPAYMENT ELECTION NOTICE
(To be executed by the Borrower in order to pay all or part of a Monthly Amount with Common Stock)
[Name and Address of Holder]
ELECTRIC CITY CORP. hereby elects to pay $                     of the Monthly Amount due on [specify applicable Repayment Date] under the Convertible Term Note issued by ELECTRIC CITY CORP. dated November___, 2005 by delivery of Shares of Common Stock of ELECTRIC CITY CORP. on and subject to the conditions set forth in Article II of such Note.

1.	Fixed Conversion Price:	$

2.	Amount to be paid:	$

3.	Shares To Be Delivered (2 divided by 1):

Date:		ELECTRIC CITY CORP.

By:

Name:

Title:

17